
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate, and real estate joint ventures. In accordance with industry practices, its balance sheet is unclassified. For full information, refer to the accompanying audited financial statements.
</LEGEND>

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          OCT-31-1998
<PERIOD-END>                               OCT-31-1998
<CASH>                                       1,919,694
<SECURITIES>                                         0
<RECEIVABLES>                                1,251,245
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              61,013,479<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                             0
<OTHER-SE>                                  60,662,887<F2>
<TOTAL-LIABILITY-AND-EQUITY>                61,013,479<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            41,694,717<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             4,856,663
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                             36,838,054
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                         36,838,054
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                36,838,054
<EPS-PRIMARY>                                    68.22<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $49,741,538, investments in joint ventures of $7,095,604, net deferred expenses of $333,488 and other assets of $671,910.
<F2>Other Stockholders' Equity represents partners' capital.
<F3>Liabilities include accounts payable and accrued liabilities of $274,748 and security deposits of $75,844.
<F4>Total revenue includes rent of $6,945,820, gain on sales of real estate of $15,727,536, equity in earnings of joint ventures of $18,538,476, interest of $245,759 and other revenues of $237,126.
<F5>Represents net income per Unit of limited partnership interest.

